Exhibit 15.1

August 1, 2008

To the Board of Directors and Shareowners of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 24, 2008 and July 16, 2008 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

/s/ Ernst & Young LLP

Atlanta, Georgia